Exhibit 99.1

RTI International Metals Shareholders Voted in Favor of Acquisition by Alcoa

Acquisition Expected To Close on July 23, 2015

PITTSBURGH-RTI International Metals, Inc. (NYSE: RTI), a leading vertically integrated global supplier of advanced titanium and specialty metals products and services, today announced that its shareholders approved the merger agreement providing for the acquisition of RTI by Alcoa Inc. (NYSE: AA). At its annual meeting of shareholders held today, more than 94% of the shares voted at the meeting (taking into account broker non-votes) were in favor of the transaction, representing nearly 85% of all outstanding shares of RTI.

The approval of the merger agreement by RTI shareholders was one of the final conditions set forth in the merger agreement.

RTI and Alcoa expect the merger to close on July 23, 2015, subject to the satisfaction of the remaining closing conditions set forth in the merger agreement.

The previously announced merger agreement provides that Alcoa will acquire all outstanding shares of RTI in a stock-for-stock transaction whereby RTI shareholders will receive 2.8315 Alcoa shares for each RTI share.

CEO Comment

“Innovation and scale are critical to winning in both the titanium and aerospace industries. Today’s vote shows our shareholders understand that RTI and Alcoa are a natural strategic fit and that, together, we will be better positioned to compete in the global marketplace and to maximize shareholder value,” said Dawne Hickton, Vice Chair, President and Chief Executive Officer. “We look forward to taking our innovative technologies to the next level as part of Alcoa’s ongoing transformation as a lightweight, multi-material innovator.”

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to RTI and Alcoa, the management of either such company or the proposed transaction between RTI and Alcoa, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. This document speaks only as of its date, and RTI and Alcoa undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in RTI’s and Alcoa’s respective reports filed with the SEC, including RTI’s annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the quarter ended March 31, 2015, and Alcoa’s annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the quarter ended March 31, 2015, in each case, as such reports may have been amended.

Company Descriptions

RTI International Metals, Inc.

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metals products and services to commercial aerospace, defense, energy, medical device and other customers. For more than 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, formed and 3D-printed parts, and highly engineered precision-machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, Pa., RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

Alcoa Inc.

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 59,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Contact:

RTI International Metals, Inc.

Alisha Hipwell, Director – Communications, 412-893-0038

AHipwell@rtiintl.com